Exhibit 10.1

FIFTH AMENDMENT TO LICENSE AGREEMENT

UFRF REFERENCE NUMBER A1502

WHEREAS, the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF), and Oragenics, Inc., a corporation duly organized under the laws of the State of Florida, and having its principal office at 4902 Eisenhower Boulevard, Suite 125 Tampa, Florida 33634, (hereinafter referred to as “Licensee”) entered into a license agreement effective June 22, 2000 (the “Original License Agreement”);

WHEREAS, the Original License Agreement was subsequently amended on September 15, 2000; July 10, 2002; September 25, 2002 and March 17, 2003 (as amended the Original License Agreement is hereinafter referred to as the “License Agreement);

WHEREAS, the parties now wish to further amend the License Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the parties hereto agree as follows;

1. The following sections of the License Agreement shall be re-written to read as follows:

Section 1.1 shall be amended to read as follows:

1.1.	“Licensed Patents” shall refer to and mean the following UFRF intellectual property: United States patent number 5,932,469 and the following foreign patents based on the technology in the ‘469 patent; Australian patent number 748871, Canadian patent number 2295986, European patent number 1019084 validated in France, Germany, Ireland, Italy, Spain, Sweden and United Kingdom. Additionally, United States patent numbers, 6,964,760, 7,067,125, 6,391,285 and 6,475,771.

Section 2.2.2 was previously amended in the First Amendment to the Original License Agreement, and this section shall be amended to read as follows:

2.2.2 In respect to Sublicenses granted by Licensee under Section 2.2.1, in lieu of royalties required under Section 3.3, Licensee shall pay to UFRF an amount equal to twenty two percent (22%) of all revenues received from Sublicensees, including royalties, upfront fees, and milestone payments. License shall not be obligated to pay to UFRF any share of monies received from Sublicenses that are dedicated solely for Development Costs incurred after the Sublicensee payment.

Section 3.1.1 shall be amended to read as follows:

3.1.1

Licensee agrees to and warrants that: it has the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will actively and diligently pursue development to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and on an annual basis, before December 31st of each year, will supply UFRF with a detailed written Development Report. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. UFRF’s review of Licensee’s Development Report is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to commercialize the inventions of the Licensed Patents, as set forth above. Licensee’s Development Reports will be treated as confidential information and will not be shared with a third party without written permission from Licensee.

Section 3.4 Other Payments will be deleted and replaced with the following:

3.4.1 Licensee agrees to pay UFRF Maintenance Fee payments of ten thousand dollars ($10,000) per year beginning in 2014. The Maintenance Fees shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. Payments of $2,500 will be due within thirty (30) days of March 31, June 30, September 30 and December 31 for the following quarter.

3.4.2 The date on which Licensee first sells Licensed Product and/or Licensed Process will be First Commercial Sale. On the first anniversary of First Commercial Sale, Licensee will pay to UFRF a one-time Commercialization Fee calculated as follows: Five thousand dollars ($5,000) per month for each full month that has elapsed from April 1, 2013 until first anniversary of First Commercial Sale. By way of example; if First Commercial Sale is July 9, 2015, Licensee would pay to UFRF on July 1, 2016 the sum of two hundred and fifty thousand dollars ($250,000).

3.4.3 In each year following payment of the Commercialization Fee, Licensee will make Minimum Royalty payments of fifty thousand dollars ($50,000) per year. The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first Minimum Royalty payment, in the amount of $12,500 shall be made within thirty (30) days of the first December 31that follows payment of the Commercialization Fee.

3.4.4 When total cumulative royalties paid to UFRF exceed two million dollars ($2,000,000), Licensee will make a one-time additional payment to UFRF of ten percent (10%) of total royalties due in the calendar year in which cumulative royalties exceeded two million dollars.

Section 13.2 shall be replaced with the following:

Oragenics, Inc.

Attention President

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

Appendix E shall be deleted. For clarification purposes, the obligation to expend at least $1,000,000 in each calendar year on research, development and regulatory prosecution of the technologies covered by the Licensed Patents and to submit to UFRF an accounting of the amounts expended for the previous calendar year is no longer required as Licensee shall be required to provide a written development report to UFRF as detailed in revised Section 3.1.1 above.

2. The terms and provisions of this Fifth Amendment control, supersede and amend any conflicting terms and provisions contained in the License Agreement. All other provisions of the License Agreement not amended hereby shall remain in full force and effect and unmodified by this Amendment. The parties hereby acknowledge and agree that there are no performance obligations owed or due under the License Agreement from either party to the other party up to and including the date of this Fifth Amendment.

3. This amendment shall be executed in duplicate and shall be referred to as the Fifth Amendment.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.		ORAGENICS, INC.

By:	/s/ David L. Day	By:	/s/ John Bonfiglio

Name:	David L. Day	Name:	John Bonfiglio

Title:	Director of Technology Licensing	Title:	President

Date:	April 19, 2013	Date:	April 17, 2013